Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2026 Third Quarter Results

BATON ROUGE, LA / PR Newswire / October 22, 2026 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended September 30, 2026. Investar reported net income available to common shareholders of $11.1 million, or $0.74 per diluted common share, for the third quarter of 2026, compared to net income available to common shareholders of $8.9 million, or $0.61 per diluted common share, for the quarter ended June 30, 2026, and net income available to common shareholders of $5.7 million, or $0.54 per diluted common share, for the quarter ended September 30, 2025.

On a non-GAAP basis, core earnings per diluted common share for the third quarter of 2026 were $0.77 compared to $0.75 for the second quarter of 2026, and $0.54 for the third quarter of 2025. Core earnings available to common shareholders excludes certain items including, but not limited to, gain on call or sale of investment securities, net; loss on sale or disposition of fixed assets, net; loss (gain) on sale of other real estate owned, net; change in the fair value of equity securities; change in the net asset value of other investments; write down of other real estate owned; severance; and acquisition expense (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar’s President and Chief Executive Officer John D’Angelo commented:

“I am extremely pleased with our third quarter results, which reflect both the significant impact of our transformational acquisition of Wichita Falls Bancshares, Inc. (“WFB”) and our continued execution of our strategy of consistent, quality earnings through the optimization of our balance sheet.

Our net interest margin improved substantially to 3.73%, a six basis point increase from previous quarter, and we posted strong results for our core metrics including diluted earnings per common share, return on average assets and efficiency ratio. We were able to grow the yield on interest-earning assets while maintaining low funding costs by replacing a portion of our higher cost brokered time deposits and time deposits with lower cost, non-maturing deposits.

We continued our strategy of allowing the consumer mortgage loans acquired from WFB to run off and replaced them with production in our business lending portfolio, primarily through the origination of higher yielding commercial and industrial loans. We remain enthusiastic about our positioning for future growth both organically and through potential acquisitions.

Additionally, on October 1, 2026, we purchased commercial and industrial, variable-rate revolving lines of credit totaling $65.0 million. The addition of these variable-rate products, combined with new loan production coming on at higher rates, supports our efforts to remix the loan portfolio and optimize the balance sheet.

As always, we remain focused on shareholder value and returning capital to shareholders. We repurchased 25,113 shares of our common stock during the third quarter at an average price of $29.44 per share.”

Third Quarter Highlights

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Diluted earnings per common share were $0.74 for the quarter ended September 30, 2026 compared to $0.61 for the quarter ended June 30, 2026. Core diluted earnings per common share were $0.77 for the quarter ended September 30, 2026 compared to $0.75 for the quarter ended June 30, 2026.

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Net interest margin improved six basis points to 3.73% for the quarter ended September 30, 2026 compared to 3.67% for the quarter ended June 30, 2026. Exclusive of the interest income accretion from the acquisition of loans and interest recoveries, adjusted net interest margin improved one basis point to 3.40% for the quarter ended September 30, 2026 compared to 3.39% for the quarter ended June 30, 2026.

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Return on average assets was 1.21% for the quarter ended September 30, 2026 compared to 0.98% for the quarter ended June 30, 2026. Core return on average assets was 1.25% for the quarter ended September 30, 2026 compared to 1.21% for the quarter ended June 30, 2026.

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Total loans increased by $6.9 million, or 0.2%, to $3.07 billion at September 30, 2026 compared to $3.06 billion at June 30, 2026. Excluding loans acquired from WFB, total loans increased by $50.4 million, or 2.3%, to $2.26 billion at September 30, 2026 compared to $2.21 billion at June 30, 2026.

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The business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, increased by $37.9 million, or 3.1%, to $1.25 billion at September 30, 2026 compared to $1.21 billion at June 30, 2026.

•	During the third quarter of 2026, we originated and renewed loans, 59% of which were variable-rate loans, at a 7.0% blended interest rate.

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Variable-rate loans as a percentage of total loans was 51% at September 30, 2026 compared to 50% at June 30, 2026. Included in variable-rate loans are adjustable-rate mortgage loans we acquired in connection with our acquisition of WFB, which generally have fixed interest rates for an initial period depending on the loan term.

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On October 1, 2026, Investar completed the purchase of commercial and industrial revolving lines of credit with an unpaid principal balance of approximately $65.0 million and total commitments of $81.9 million. The revolving lines of credit are variable-rate with varying renewal terms.

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During 2026, Investar hired thirteen commercial bankers, seven in our Texas markets and six in our Louisiana markets, to grow our commercial banking relationships, including loans, deposits and treasury management services.

•	Investar’s regulatory tier 1 leverage capital ratio increased to 10.92%, or 3.4%, at September 30, 2026 compared to 10.56% at June 30, 2026.

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Investar repurchased 25,113 shares of its common stock through its stock repurchase program during the quarter ended September 30, 2026, leaving 275,628 shares authorized for repurchase under the program at September 30, 2026.

Loans

Total loans were $3.07 billion at September 30, 2026, an increase of $6.9 million, or 0.2%, compared to June 30, 2026, and an increase of $916.3 million, or 42.6%, compared to September 30, 2025. On January 1, 2026, Investar closed its acquisition of WFB, headquartered in Wichita Falls, Texas, and its wholly-owned subsidiary, First National Bank, which increased total loans by $961.9 million.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	9/30/2026	6/30/2026	9/30/2025	$	%	$	%	9/30/2026	9/30/2025
Mortgage loans on real estate
Construction and development	$228,516	$261,799	$140,561	$(33,283)	(12.7)%	$87,955	62.6%	7.5%	6.5%
1-4 Family	924,357	907,385	382,445	16,972	1.9	541,912	141.7	30.1	17.8
Multifamily	143,421	144,234	130,232	(813)	(0.6)	13,189	10.1	4.7	6.1
Farmland	11,956	9,850	3,996	2,106	21.4	7,960	199.2	0.4	0.2
Commercial real estate
Owner-occupied	515,704	508,245	462,830	7,459	1.5	52,874	11.4	16.8	21.5
Nonowner-occupied	497,121	512,483	459,711	(15,362)	(3.0)	37,410	8.1	16.2	21.4
Commercial and industrial	733,741	703,279	560,763	30,462	4.3	172,978	30.8	23.9	26.1
Consumer	11,992	12,612	9,985	(620)	(4.9)	2,007	20.1	0.4	0.4
Total loans	$3,066,808	$3,059,887	$2,150,523	$6,921	0.2%	$916,285	42.6%	100%	100%

Construction and development loans totaled $228.5 million at September 30, 2026, a decrease of $33.3 million, or 12.7%, compared to $261.8 million at June 30, 2026, and an increase of $88.0 million, or 62.6%, compared to $140.6 million at September 30, 2025. The decrease in construction and development loans compared to June 30, 2026 was primarily due to planned run off of loans acquired from WFB, consisting of consumer mortgage and nonowner-occupied construction loans, and conversions to permanent loans upon completion of construction. The increase in construction and development loans compared to September 30, 2025 was primarily due to the acquisition of WFB, partially offset by planned run off of loans acquired from WFB, mostly consumer mortgage construction loans, and conversions to permanent loans upon completion of construction.

1-4 Family loans totaled $924.4 million at September 30, 2026, an increase of $17.0 million, or 1.9%, compared to $907.4 million at June 30, 2026, and an increase of $541.9 million, or 141.7%, compared to $382.4 million at September 30, 2025. The increase in 1-4 Family loans compared to June 30, 2026 was primarily due to conversions of construction and development loans to 1-4 Family loans upon completion of construction, partially offset by loan amortization and payoffs that aligned with our strategy to allow consumer mortgage loans to run off and replace them with production in our business lending portfolio. The increase in 1-4 Family loans compared to September 30, 2025 was primarily due to the acquisition of WFB. Substantially all of the 1-4 Family loans acquired from WFB were consumer mortgage loans with an adjustable rate.

At September 30, 2026, the Bank’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $1.25 billion, an increase of $37.9 million, or 3.1%, compared to $1.21 billion at June 30, 2026, and an increase of $225.9 million, or 22.1%, compared to $1.02 billion at September 30, 2025. The increase in the business lending portfolio compared to June 30, 2026 was primarily driven by increased commercial and industrial loan production. The increase in the business lending portfolio compared to September 30, 2025 was primarily driven by the acquisition of WFB and increased commercial and industrial loan production.

Nonowner-occupied loans totaled $497.1 million at September 30, 2026, a decrease of $15.4 million, or 3.0%, compared to $512.5 million at June 30, 2026, and an increase of $37.4 million, or 8.1%, compared to $459.7 million at September 30, 2025. The decrease in nonowner-occupied loans compared to June 30, 2026 was primarily due to loan amortization and payoffs that aligned with our continued strategy to optimize and de-risk the mix of the portfolio. The increase in nonowner-occupied loans compared to September 30, 2025 was primarily due to the acquisition of WFB.

Credit Quality

Nonperforming loans were $21.4 million, or 0.70% of total loans, at September 30, 2026, an increase of $2.0 million compared to $19.4 million, or 0.63% of total loans, at June 30, 2026, and an increase of $13.7 million compared to $7.7 million, or 0.36% of total loans, at September 30, 2025. The increase in nonperforming loans compared to June 30, 2026 was primarily attributable to the downgrade of ten 1-4 Family loan relationships totaling $2.1 million and three owner-occupied commercial real estate relationships totaling $0.8 million, partially offset by paydowns.

The allowance for credit losses was $36.1 million, or 169.0% and 1.18% of nonperforming and total loans, respectively, at September 30, 2026, compared to $36.3 million, or 187.3% and 1.18% of nonperforming and total loans, respectively, at June 30, 2026, and $26.5 million, or 344.7% and 1.23% of nonperforming and total loans, respectively, at September 30, 2025. On January 1, 2026, Investar recorded an $11.7 million allowance for credit losses due to the acquisition of WFB.

Investar recorded a reversal of credit losses of $0.1 million for the quarter ended September 30, 2026 compared to a provision for credit losses of $0.3 million for the quarter ended June 30, 2026 and a provision for credit losses of $0.1 million for the quarter ended September 30, 2025. The reversal of credit losses for the quarter ended September 30, 2026 was primarily due to changes in the economic forecast and loan mix. The provision for credit losses for the quarter ended June 30, 2026 was primarily due to adjustments to qualitative factors, partially offset by a decrease in total loans. The provision for credit losses for the quarter ended September 30, 2025 was primarily due to loan growth, partially offset by changes in the economic forecast and loan mix.

Deposits

Total deposits at September 30, 2026 were $3.18 billion, a decrease of $33.1 million, or 1.0%, compared to $3.21 billion at June 30, 2026, and an increase of $808.1 million, or 34.1%, compared to $2.37 billion at September 30, 2025. The acquisition of WFB increased total deposits by $1.02 billion on January 1, 2026, consisting of $187.9 million and $835.5 million of noninterest-bearing deposits and interest-bearing deposits, respectively.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	9/30/2026	6/30/2026	9/30/2025	$	%	$	%	9/30/2026	9/30/2025
Noninterest-bearing demand deposits	$639,188	$621,870	$446,361	$17,318	2.8%	$192,827	43.2%	20.1%	18.8%
Interest-bearing demand deposits	987,710	989,520	633,766	(1,810)	(0.2)	353,944	55.8	31.1	26.7
Money market deposits	346,569	362,317	237,339	(15,748)	(4.3)	109,230	46.0	10.9	10.0
Brokered demand deposits	257	—	—	257	—	257	—	—	—
Savings deposits	159,995	165,192	137,514	(5,197)	(3.1)	22,481	16.3	5.0	5.8
Brokered time deposits	63,981	62,900	210,822	1,081	1.7	(146,841)	(69.7)	2.0	8.9
Time deposits	983,071	1,012,087	706,876	(29,016)	(2.9)	276,195	39.1	30.9	29.8
Total deposits	$3,180,771	$3,213,886	$2,372,678	$(33,115)	(1.0)%	$808,093	34.1%	100%	100%

The increase in noninterest-bearing demand deposits at September 30, 2026 compared to June 30, 2026 was primarily the result of organic growth. The decrease in time deposits at September 30, 2026 compared to June 30, 2026 was primarily due to maturities of higher cost time deposits. Brokered time deposits were $64.0 million at September 30, 2026 compared to $62.9 million at June 30, 2026 and $210.8 million at September 30, 2025. Investar utilizes brokered time deposits, entirely in denominations of less than $250,000, to secure fixed cost funding and reduce short-term borrowings. At September 30, 2026, the balance of brokered time deposits remained below 10% of total assets, and the remaining weighted-average duration was approximately five months with a weighted-average rate of 3.93%.

We experienced growth in each deposit category, excluding brokered time deposits, compared to September 30, 2025 primarily as a result of the acquisition of WFB.

Stockholders’ Equity

Stockholders’ equity was $414.0 million at September 30, 2026, a decrease of $6.2 million compared to June 30, 2026, and an increase of $118.7 million compared to September 30, 2025. The decrease in stockholders’ equity compared to June 30, 2026 was primarily attributable to an increase in accumulated other comprehensive loss due to a decrease in the fair value of the Bank’s available for sale securities portfolio partially offset by net income for the quarter. The increase in stockholders’ equity compared to September 30, 2025 was primarily attributable to the acquisition of WFB and net income for the last twelve months, partially offset by an increase in accumulated other comprehensive loss due to a decrease in the fair value of the Bank’s available for sale securities portfolio.

Net Interest Income

Net interest income for the third quarter of 2026 totaled $33.8 million, an increase of $0.3 million, or 0.9%, compared to the second quarter of 2026, and an increase of $12.6 million, or 59.6%, compared to the third quarter of 2025. Total interest income was $53.3 million, $53.2 million and $37.1 million for the quarters ended September 30, 2026, June 30, 2026 and September 30, 2025, respectively. Total interest expense was $19.6 million, $19.8 million and $15.9 million for the corresponding periods. Included in net interest income for the quarters ended September 30, 2026, June 30, 2026 and September 30, 2025 was $3.0 million, $2.5 million and $6,000, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended September 30, 2026, June 30, 2026 and September 30, 2025 were interest recoveries of $6,000, $21,000 and $64,000, respectively.

Investar’s net interest margin was 3.73% for the quarter ended September 30, 2026, compared to 3.67% for the quarter ended June 30, 2026 and 3.16% for the quarter ended September 30, 2025. The increase in net interest margin for the quarter ended September 30, 2026 compared to the quarter ended June 30, 2026 was primarily driven by a five basis point increase in the yield on interest-earning assets. The increase in net interest margin for the quarter ended September 30, 2026 compared to the quarter ended September 30, 2025 was primarily driven by a 35 basis point increase in the yield on interest-earning assets and a 24 basis point decrease in the overall cost of funds.

The yield on interest-earning assets was 5.88% for the quarter ended September 30, 2026, compared to 5.83% for the quarter ended June 30, 2026 and 5.53% for the quarter ended September 30, 2025. The increase in the yield on interest-earning assets compared to the quarter ended June 30, 2026 was primarily attributable to a 61 basis point increase in the yield on interest-bearing balances with banks and a two basis point increase in the yield on the loan portfolio. The increase in the yield on interest-earning assets compared to the quarter ended September 30, 2025 was primarily attributable to a 27 basis point increase in the yield on the loan portfolio.

Exclusive of the interest income accretion from the acquisition of loans and interest recoveries, adjusted net interest margin was 3.40% for the quarter ended September 30, 2026, compared to 3.39% for the quarter ended June 30, 2026 and 3.15% for the quarter ended September 30, 2025. The adjusted yield on interest-earning assets was 5.56% for the quarter ended September 30, 2026 compared to 5.55% and 5.52% for the quarters ended June 30, 2026 and September 30, 2025, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics.

The overall cost of deposits, which includes noninterest-bearing deposits, increased one basis point to 2.20% for the quarter ended September 30, 2026 compared to 2.19% for the quarter ended June 30, 2026 and decreased 26 basis points compared to 2.46% for the quarter ended September 30, 2025. The increase in the overall cost of deposits compared to the quarter ended June 30, 2026 resulted primarily from both a higher average balance of, and increase in rates paid on, interest-bearing demand deposits and an increase in rates paid on time deposits, partially offset by both a lower average balance of, and a decrease in rates paid on, brokered time deposits and a lower average balance of time deposits. The decrease in the overall cost of deposits compared to the quarter ended September 30, 2025 resulted primarily from both a lower average balance of, and a decrease in rates paid on, brokered time deposits and a decrease in rates paid on time deposits, partially offset by both a higher average balance of, and an increase in rates paid on, interest-bearing demand deposits, and a higher average balance of time deposits.

The cost of short-term borrowings increased 17 basis points to 2.98% for the quarter ended September 30, 2026 compared to 2.81% for the quarter ended June 30, 2026 and increased five basis points compared to 2.93% for the quarter ended September 30, 2025. The increase in the cost of short-term borrowings for the quarter ended September 30, 2026 compared to the quarters ended June 30, 2026 and September 30, 2025 resulted primarily from a decreased utilization of repurchase agreements. Average long-term debt decreased $13.9 million and increased $54.2 million compared to the quarters ended June 30, 2026 and September 30, 2025, respectively, to $139.8 million for the quarter ended September 30, 2026. The decrease compared to the quarter ended June 30, 2026 resulted primarily from decreased utilization of long-term Federal Home Loan Bank (“FHLB”) advances. The increase compared to the quarter ended September 30, 2025 was primarily due to the long-term debt acquired from WFB and increased utilization of long-term FHLB advances.

The overall cost of funds, which includes the noninterest-bearing deposits, for the quarter ended September 30, 2026 was flat at 2.31% compared to the quarter ended June 30, 2026 and decreased 24 basis points compared to 2.55% for the quarter ended September 30, 2025. The decrease in the cost of funds for the quarter ended September 30, 2026 compared to the quarter ended September 30, 2025 resulted primarily from a decrease in the overall cost of deposits.

Noninterest Income

Noninterest income for the third quarter of 2026 totaled $3.0 million, a decrease of $0.1 million, or 1.7%, compared to the second quarter of 2026 and an increase of $0.1 million, or 2.1%, compared to the third quarter of 2025.

The decrease in noninterest income compared to the quarter ended June 30, 2026 was primarily driven by a $0.1 million increase in loss on sale of other real estate owned and a $0.2 million decrease in other operating income, partially offset by a $0.2 million increase in income from bank owned life insurance (“BOLI”). The decrease in other operating income was primarily due to a $0.2 million decrease in distributions from other investments. The increase in income from BOLI was primarily due to BOLI purchases and proceeds received under BOLI policies during the third quarter of 2026.

The increase in noninterest income compared to the quarter ended September 30, 2025 was primarily attributable to a $0.4 million increase in income from BOLI, a $0.2 million increase in interchange fees and a $0.2 million increase in service charges on deposit accounts, partially offset by a $0.2 million increase in loss on sale of other real estate owned and a $0.5 million decrease in other operating income. The increase in income from BOLI was primarily due to BOLI purchases and proceeds received under BOLI policies during the third quarter of 2026. The decrease in other operating income was primarily due to a $0.4 million decrease in distributions from other investments and a $0.1 million decrease in change in net asset value of other investments, partially offset by a $0.1 million increase in wealth management income.

Noninterest Expense

Noninterest expense for the third quarter of 2026 totaled $22.7 million, a decrease of $1.9 million, or 7.8%, compared to the second quarter of 2026, and an increase of $6.2 million, or 37.6%, compared to the third quarter of 2025.

The decrease in noninterest expense for the quarter ended September 30, 2026 compared to the quarter ended June 30, 2026 was primarily driven by a $2.3 million decrease in acquisition expense and a $0.2 million decrease in data processing, partially offset by a $0.3 million increase in salaries and employee benefits and a $0.2 million increase in professional fees. The decrease in acquisition expense was primarily due to the operational conversion of WFB being completed during the second quarter of 2026. The increase in salaries and employee benefits was primarily due to an increase in health insurance claims partially offset by decreases in variable incentive-based compensation and payroll taxes.

The increase in noninterest expense for the quarter ended September 30, 2026 compared to the quarter ended September 30, 2025 was primarily driven by a $3.5 million increase in salaries and employee benefits, a $0.6 million increase in depreciation and amortization, a $0.6 million increase in professional fees, a $0.2 million increase in occupancy, a $0.2 million increase in data processing and a $1.1 million increase in other operating expense. The increases were primarily related to the acquisition of WFB on January 1, 2026. The increase in other operating expense was primarily attributable to a $0.4 million increase in branch services, a $0.2 million increase in software expense, a $0.1 million increase in Federal Deposit Insurance Corporation assessments, a $0.1 million increase in maintenance expense and a $0.1 million increase in telecommunications expense, partially offset by a $0.1 million decrease in other real estate expense.

Taxes

Investar recorded income tax expense of $2.6 million for the quarter ended September 30, 2026, which equates to an effective tax rate of 18.0%, compared to effective tax rates of 18.4% and 17.3% for the quarters ended June 30, 2026 and September 30, 2025, respectively.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.81 and $0.74, respectively, for the quarter ended September 30, 2026, compared to basic and diluted earnings per common share of $0.64 and $0.61, respectively, for the quarter ended June 30, 2026, and basic and diluted earnings per common share of $0.57 and $0.54, respectively, for the quarter ended September 30, 2025.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 36 branch locations serving Louisiana, Texas, and Alabama. At September 30, 2026, the Bank had 415 full-time equivalent employees and total assets of $3.9 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible common equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core earnings available to common shareholders,” “core efficiency ratio,” “core return on average assets,” “core return on average common equity,” “core basic earnings per common share” and “core diluted earnings per common share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding interest recoveries and interest income accretion from the acquisition of loans. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provides a more complete understanding of factors and trends affecting Investar’s business and allows investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance, including the potential impacts of its strategies and the WFB transaction. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

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the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate, including heightened uncertainties resulting from recent changing trade and tariff policies that could have an adverse impact on inflation and economic growth at least in the near term;

•	changes in inflation, interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

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our ability to successfully execute our strategy focused on consistent, quality earnings through the optimization of our balance sheet, and our ability to successfully execute a long-term growth strategy;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

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our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate and grow acquired operations;

•	our potential growth, including our entrance or expansion into new markets, and the need for sufficient capital to support that growth;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for credit losses and other estimates;

•	changes in the quality or composition of our loan portfolio, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

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changes in the quality and composition of, and changes in unrealized losses in, our investment portfolio, including whether we may have to sell securities before their recovery of amortized cost basis and realize losses;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

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risks to holders of our common stock relating to our Series A Preferred Stock, including, but not limited to, dividend preferences to holders of the preferred stock, other conditions with respect to the payment of dividends on our common stock, potential dilution upon conversion of the preferred stock, and liquidation preferences to holders of the preferred stock;

•	increasing costs of complying with new and potential future regulations;

•	new or increasing geopolitical tensions, including resulting from conflicts and wars in the Middle East, Ukraine and Israel and surrounding areas or new areas;

•	the emergence or worsening of widespread public health challenges or pandemics;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

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risks associated with our digital transformation process, including increased risks of cyberattacks and other security breaches and challenges associated with addressing the increased prevalence of artificial intelligence;

•	risks of losses resulting from increased fraud attacks against us, our customers, and others in the financial services industry;

•	potential impairment of our goodwill and other intangible assets;

•	the impact of litigation and other legal proceedings to which we become subject;

•	competitive pressures in the commercial finance, retail banking, mortgage lending and consumer finance industries, as well as the financial resources of, and products offered by, competitors;

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the impact of changes in laws and regulations applicable to us, including banking, securities and tax laws and regulations and accounting standards, as well as changes in the interpretation of such laws and regulations by our regulators;

•	changes in the scope and costs of FDIC insurance and other coverages;

•	governmental monetary and fiscal policies; and

•

hurricanes, tropical storms, tropical depressions, floods, winter storms, droughts and other adverse weather events, all of which have affected Investar’s market areas from time to time; other natural disasters; oil spills and other man-made disasters; acts of terrorism; other international or domestic calamities; acts of God; and other matters beyond our control.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Part I Item 1A. “Risk Factors” and in the “Cautionary Note Regarding Forward-Looking Statements” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission.

For further information contact:

Investar Holding Corporation

Corey Moore

Executive Vice President and Deputy Chief Financial Officer

(225) 227-2348

Corey.Moore@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2026	6/30/2026	9/30/2025	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$53,322	$53,199	$37,095	0.2%	43.7%
Total interest expense	19,557	19,750	15,942	(1.0)	22.7
Net interest income	33,765	33,449	21,153	0.9	59.6
(Reversal of) provision for credit losses	(136)	275	139	(149.5)	(197.8)
Total noninterest income	3,046	3,098	2,984	(1.7)	2.1
Total noninterest expense	22,737	24,664	16,526	(7.8)	37.6
Income before income tax expense	14,210	11,608	7,472	22.4	90.2
Income tax expense	2,555	2,136	1,293	19.6	97.6
Net income	11,655	9,472	6,179	23.0	88.6
Preferred stock dividends declared	528	528	528	—	—
Net income available to common shareholders	$11,127	$8,944	$5,651	24.4	96.9

AVERAGE BALANCE SHEET DATA
Total assets	$3,814,172	$3,879,711	$2,797,338	(1.7)%	36.4%
Total interest-earning assets	3,594,769	3,656,956	2,659,306	(1.7)	35.2
Total loans	3,038,414	3,049,671	2,141,280	(0.4)	41.9
Total interest-bearing deposits	2,553,344	2,578,750	1,919,377	(1.0)	33.0
Total interest-bearing liabilities	2,738,519	2,804,480	2,033,350	(2.4)	34.7
Total deposits	3,177,283	3,206,333	2,370,406	(0.9)	34.0
Total common stockholders’ equity	395,454	390,181	260,799	1.4	51.6

PER COMMON SHARE DATA
Earnings:
Basic earnings per common share	$0.81	$0.64	$0.57	26.6%	42.1%
Diluted earnings per common share	0.74	0.61	0.54	21.3	37.0
Core earnings:(1)
Core basic earnings per common share(1)	0.84	0.81	0.58	3.7	44.8
Core diluted earnings per common share(1)	0.77	0.75	0.54	2.7	42.6
Book value per common share	27.89	28.29	26.96	(1.4)	3.4
Tangible book value per common share(1)	22.55	23.09	22.76	(2.3)	(0.9)
Common shares outstanding	13,753,007	13,777,385	9,825,883	(0.2)	40.0
Weighted average common shares outstanding - basic	13,770,693	13,788,871	9,830,387	(0.1)	40.1
Weighted average common shares outstanding - diluted	15,722,487	15,540,312	11,527,876	1.2	36.4

PERFORMANCE RATIOS
Return on average assets	1.21%	0.98%	0.88%	23.5%	37.5%
Core return on average assets(1)	1.25	1.21	0.89	3.3	40.4
Return on average common equity	11.16	9.19	8.60	21.4	29.8
Core return on average common equity(1)	11.56	11.44	8.73	1.0	32.4
Net interest margin	3.73	3.67	3.16	1.6	18.0
Net interest income to average assets	3.51	3.46	3.00	1.4	17.0
Noninterest expense to average assets	2.37	2.55	2.34	(7.1)	1.3
Efficiency ratio(2)	61.77	67.49	68.47	(8.5)	(9.8)
Core efficiency ratio(1)	60.64	60.07	67.66	1.0	(10.4)
Dividend payout ratio	14.81	18.75	19.30	(21.0)	(23.3)
Net charge-offs (recoveries) to average loans	—	—	—	—	—

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expense divided by the sum of net interest income (before provision for credit losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	As of and for the three months ended
	9/30/2026	6/30/2026	9/30/2025	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.66%	0.62%	0.44%	6.5%	50.0%
Nonperforming loans to total loans	0.70	0.63	0.36	11.1	94.4
Allowance for credit losses to total loans	1.18	1.18	1.23	—	(4.1)
Allowance for credit losses to nonperforming loans	169.04	187.33	344.66	(9.8)	(51.0)

CAPITAL RATIOS
Investar Holding Corporation:
Total common equity to total assets	9.92%	10.09%	9.46%	(1.7)%	4.9%
Tangible common equity to tangible assets(1)	8.18	8.39	8.10	(2.6)	0.9
Tier 1 leverage capital	10.92	10.56	10.70	3.4	2.1
Common equity tier 1 capital(2)	11.79	11.68	11.12	0.9	6.0
Tier 1 capital(2)	13.36	13.27	12.82	0.7	4.2
Total capital(2)	15.05	14.99	14.65	0.4	2.7
Investar Bank:
Tier 1 leverage capital	11.08	10.75	10.88	3.1	1.8
Common equity tier 1 capital(2)	13.56	13.51	13.05	0.4	3.9
Tier 1 capital(2)	13.56	13.51	13.05	0.4	3.9
Total capital(2)	14.71	14.68	14.17	0.2	3.8

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for September 30, 2026.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2026	June 30, 2026	September 30, 2025
ASSETS
Cash and due from banks	$31,763	$31,758	$32,564
Interest-bearing balances due from other banks	25,364	40,545	2,809
Cash and cash equivalents	57,127	72,303	35,373

Available for sale securities at fair value (amortized cost of $480,042, $459,375 and $417,729, respectively)	412,643	411,326	370,251
Held to maturity securities at amortized cost (fair value of $47,841, $49,450 and $50,576, respectively)	47,039	47,217	47,834
Loans	3,066,808	3,059,887	2,150,523
Less: allowance for credit losses	(36,110)	(36,251)	(26,470)
Loans, net	3,030,698	3,023,636	2,124,053
Equity securities at fair value	4,359	4,111	3,270
Nonmarketable equity securities	23,622	23,759	15,255
Bank premises and equipment, net of accumulated depreciation of $25,925, $25,268 and $23,297, respectively	57,383	59,907	39,732
Other real estate owned, net	4,034	4,747	4,633
Accrued interest receivable	19,339	18,887	14,858
Deferred tax asset	19,552	15,183	14,362
Goodwill and other intangible assets, net	73,468	71,704	41,303
Bank owned life insurance	91,989	84,299	68,612
Other assets	25,566	24,594	21,092
Total assets	$3,866,819	$3,861,673	$2,800,628

LIABILITIES
Deposits
Noninterest-bearing	$639,188	$621,870	$446,361
Interest-bearing	2,541,583	2,592,016	1,926,317
Total deposits	3,180,771	3,213,886	2,372,678
Advances from Federal Home Loan Bank	184,500	136,000	60,000
Repurchase agreements	10,444	18,575	15,066
Subordinated debt, net of unamortized issuance costs	16,769	16,759	16,728
Junior subordinated debt	22,968	22,994	8,806
Accrued taxes and other liabilities	37,397	33,327	32,055
Total liabilities	3,452,849	3,441,541	2,505,333

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized; 6.5% Series A Non-Cumulative Perpetual Convertible Preferred Stock; 32,500 shares ($1,000 liquidation preference) issued and outstanding at September 30, 2026, June 30, 2026 and September 30, 2025	30,353	30,353	30,353
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 13,753,007, 13,777,385 and 9,825,883 shares issued and outstanding, at September 30, 2026, June 30, 2026 and September 30, 2025, respectively	13,753	13,777	9,826
Surplus	245,819	246,033	146,304
Retained earnings	177,259	167,784	146,178
Accumulated other comprehensive loss	(53,214)	(37,815)	(37,366)
Total stockholders’ equity	413,970	420,132	295,295
Total liabilities and stockholders’ equity	$3,866,819	$3,861,673	$2,800,628

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	September 30, 2026	June 30, 2026	September 30, 2025
INTEREST INCOME
Interest and fees on loans	$48,257	$47,715	$32,563
Interest on investment securities
Taxable	3,824	3,790	3,096
Tax-exempt	740	743	689
Other interest income	501	951	747
Total interest income	53,322	53,199	37,095

INTEREST EXPENSE
Interest on deposits	17,598	17,496	14,726
Interest on borrowings	1,959	2,254	1,216
Total interest expense	19,557	19,750	15,942
Net interest income	33,765	33,449	21,153

(Reversal of) provision for credit losses	(136)	275	139
Net interest income after (reversal of) provision for credit losses	33,901	33,174	21,014

NONINTEREST INCOME
Service charges on deposit accounts	1,054	933	832
Gain on call or sale of investment securities, net	—	12	2
Loss on sale or disposition of fixed assets, net	—	—	(5)
(Loss) gain on sale of other real estate owned, net	(122)	4	94
Interchange fees	598	524	394
Income from bank owned life insurance	902	696	485
Change in the fair value of equity securities	98	177	200
Other operating income	516	752	982
Total noninterest income	3,046	3,098	2,984

NONINTEREST EXPENSE
Depreciation and amortization	1,307	1,333	683
Salaries and employee benefits	13,752	13,430	10,302
Occupancy	923	955	679
Data processing	1,030	1,223	831
Marketing	132	130	101
Professional fees	1,094	924	496
Acquisition expenses	258	2,582	246
Other operating expenses	4,241	4,087	3,188
Total noninterest expense	22,737	24,664	16,526
Income before income tax expense	14,210	11,608	7,472
Income tax expense	2,555	2,136	1,293
Net income	11,655	9,472	6,179
Preferred stock dividends declared	528	528	528
Net income available to common shareholders	$11,127	$8,944	$5,651

EARNINGS PER COMMON SHARE
Basic earnings per common share	$0.81	$0.64	$0.57
Diluted earnings per common share	0.74	0.61	0.54
Cash dividends declared per common share	0.12	0.12	0.11

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$3,038,414	$48,257	6.30%	$3,049,671	$47,715	6.28%	$2,141,280	$32,563	6.03%
Securities:
Taxable	459,120	3,824	3.30	460,171	3,790	3.30	406,153	3,096	3.02
Tax-exempt	55,937	740	5.25	56,218	743	5.30	51,442	689	5.31
Interest-bearing balances with banks	41,298	501	4.81	90,896	951	4.20	60,431	747	4.90
Total interest-earning assets	3,594,769	53,322	5.88	3,656,956	53,199	5.83	2,659,306	37,095	5.53
Cash and due from banks	29,980			31,886			27,102
Intangible assets	71,544			71,812			41,370
Other assets	153,987			154,580			96,704
Allowance for credit losses	(36,108)			(35,523)			(27,144)
Total assets	$3,814,172			$3,879,711			$2,797,338

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$1,343,655	$7,958	2.35%	$1,320,779	$7,707	2.34%	$836,137	$4,802	2.28%
Brokered demand deposits	3,818	36	3.80	88	1	3.82	109	1	4.59
Savings deposits	162,689	395	0.96	165,410	376	0.91	136,314	380	1.11
Brokered time deposits	47,244	457	3.84	73,462	706	3.86	242,224	2,842	4.66
Time deposits	995,938	8,752	3.49	1,019,011	8,706	3.43	704,593	6,701	3.77
Total interest-bearing deposits	2,553,344	17,598	2.73	2,578,750	17,496	2.72	1,919,377	14,726	3.04
Short-term borrowings	45,419	341	2.98	72,103	504	2.81	28,452	210	2.93
Long-term debt	139,756	1,618	4.59	153,627	1,750	4.57	85,521	1,006	4.66
Total interest-bearing liabilities	2,738,519	19,557	2.83	2,804,480	19,750	2.82	2,033,350	15,942	3.11
Noninterest-bearing deposits	623,939			627,583			451,029
Other liabilities	25,907			27,114			21,786
Stockholders’ equity	425,807			420,534			291,173
Total liabilities and stockholders’ equity	$3,814,172			$3,879,711			$2,797,338
Net interest income/net interest margin		$33,765	3.73%		$33,449	3.67%		$21,153	3.16%

Overall cost of deposits(1)			2.20%			2.19%			2.46%
Overall cost of funds(2)			2.31%			2.31%			2.55%

(1)	Calculated as total interest on deposits divided by the sum of average interest-bearing deposits and average noninterest-bearing deposits and annualized based on the number of days in the quarter.
(2)	Calculated as total interest expense divided by the sum of average interest-bearing liabilities and average noninterest-bearing deposits and annualized based on the number of days in the quarter.

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR INTEREST RECOVERIES AND ACCRETION
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Loans	$3,038,414	$48,257	6.30%	$3,049,671	$47,715	6.28%	$2,141,280	$32,563	6.03%
Adjustments:
Interest recoveries		6			21			64
Accretion		2,965			2,543			6
Adjusted loans	3,038,414	45,286	5.91	3,049,671	45,151	5.94	2,141,280	32,493	6.02
Securities:
Taxable	459,120	3,824	3.30	460,171	3,790	3.30	406,153	3,096	3.02
Tax-exempt	55,937	740	5.25	56,218	743	5.30	51,442	689	5.31
Interest-bearing balances with banks	41,298	501	4.81	90,896	951	4.20	60,431	747	4.90
Adjusted interest-earning assets	3,594,769	50,351	5.56	3,656,956	50,635	5.55	2,659,306	37,025	5.52

Total interest-bearing liabilities	2,738,519	19,557	2.83	2,804,480	19,750	2.82	2,033,350	15,942	3.11

Adjusted net interest income/adjusted net interest margin		$30,794	3.40%		$30,885	3.39%		$21,083	3.15%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2026	June 30, 2026	September 30, 2025
Tangible common equity
Total stockholders’ equity	$413,970	$420,132	$295,295
Less: preferred stock	30,353	30,353	30,353
Total common equity	383,617	389,779	264,942
Adjustments:
Goodwill	60,634	58,267	40,088
Core deposit intangible	12,734	13,337	1,115
Trademark intangible	100	100	100
Tangible common equity	$310,149	$318,075	$223,639

Tangible assets
Total assets	$3,866,819	$3,861,673	$2,800,628
Adjustments:
Goodwill	60,634	58,267	40,088
Core deposit intangible	12,734	13,337	1,115
Trademark intangible	100	100	100
Tangible assets	$3,793,351	$3,789,969	$2,759,325

Common shares outstanding	13,753,007	13,777,385	9,825,883
Tangible common equity to tangible assets	8.18%	8.39%	8.10%
Book value per common share	$27.89	$28.29	$26.96
Tangible book value per common share	22.55	23.09	22.76

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		For the three months ended
		September 30, 2026	June 30, 2026	September 30, 2025
Net interest income	(a)	$33,765	$33,449	$21,153
(Reversal of) provision for credit losses		(136)	275	139
Net interest income after (reversal of) provision for credit losses		33,901	33,174	21,014

Total noninterest income	(b)	3,046	3,098	2,984
Gain on call or sale of investment securities, net		—	(12)	(2)
Loss on sale or disposition of fixed assets, net		—	—	5
Loss (gain) on sale of other real estate owned, net		122	(4)	(94)
Change in the fair value of equity securities		(98)	(177)	(200)
Change in the net asset value of other investments(1)		144	109	11
Core noninterest income	(d)	3,214	3,014	2,704

Core earnings before noninterest expense		37,115	36,188	23,718

Total noninterest expense	(c)	22,737	24,664	16,526
Write down of other real estate owned(2)		(11)	(75)	(138)
Severance(3)		(43)	(105)	—
Acquisition expense		(258)	(2,582)	(246)
Core noninterest expense	(f)	22,425	21,902	16,142

Core earnings before income tax expense		14,690	14,286	7,576
Core income tax expense(4)		2,644	2,629	1,311
Core earnings		12,046	11,657	6,265
Preferred stock dividends declared		528	528	528
Core earnings available to common shareholders		$11,518	$11,129	$5,737

Core basic earnings per common share		$0.84	$0.81	$0.58

Diluted earnings per common share (GAAP)		$0.74	$0.61	$0.54
Gain on call or sale of investment securities, net		—	—	—
Loss on sale or disposition of fixed assets, net		—	—	—
Loss (gain) on sale of other real estate owned, net		0.01	—	(0.01)
Change in the fair value of equity securities		(0.01)	(0.01)	(0.02)
Change in the net asset value of other investments(1)		0.01	0.01	—
Write down of other real estate owned(2)		—	—	0.01
Severance(3)		—	0.01	—
Acquisition expense		0.02	0.13	0.02
Core diluted earnings per common share		$0.77	$0.75	$0.54

Efficiency ratio	(c) / (a+b)	61.77%	67.49%	68.47%
Core efficiency ratio	(f) / (a+d)	60.64	60.07	67.66
Core return on average assets(5)		1.25	1.21	0.89
Core return on average common equity(6)		11.56	11.44	8.73
Total average assets		$3,814,172	$3,879,711	$2,797,338
Total average common stockholders’ equity		395,454	390,181	260,799

(1)

Change in net asset value of other investments represents unrealized gains or losses on Investar’s investments in Small Business Investment Companies and other investment funds included in other operating income in the accompanying consolidated statements of income.

(2)

Reflects an adjustment to noninterest expense for provision for estimated losses on other real estate owned when fair value is determined to be less than carrying values, which is included in other operating expenses in the accompanying consolidated statements of income.

(3)	Severance is included in salaries and employee benefits in the accompanying consolidated statements of income.
(4)	Core income tax expense is calculated using the effective tax rates of 18.0%, 18.4% and 17.3% for the quarters ended September 30, 2026, June 30, 2026 and September 30, 2025, respectively.
(5)	Core earnings used in calculation. No adjustments were made to total average assets.
(6)	Core earnings available to common shareholders used in calculation. No adjustments were made to total average common stockholders’ equity.